Exhibit (10)(E)

TIAA-CREF LIFE INSURANCE COMPANY

$100,000,000

Unsecured Adjustable Rate Notes

NOTE PURCHASE AGREEMENT

Dated as of April 2, 2001

TIAA-CREF LIFE INSURANCE COMPANY

Unsecured Adjustable Rate Notes

Dated as of April 2, 2001

TEACHERS INSURANCE AND ANNUITY

ASSOCIATION OF AMERICA

730 Third Avenue

New York, New York 10017

Ladies and Gentlemen:

TIAA-CREF LIFE INSURANCE COMPANY, a New York corporation (“T-C Life”), agrees with TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York corporation (“TIAA”), as follows:

T-C Life has requested that TIAA make loans to it in an aggregate principal amount not exceeding $100,000,000 outstanding at any one time for liquidity and cash management purposes and not for any other business purpose, and TIAA is prepared to make such loans upon the terms and conditions hereof.

1. AUTHORIZATION OF NOTES.

T-C Life will authorize the issue and sale of $100,000,000 aggregate principal amount (the “Aggregate Facility Amount”) of its Unsecured Adjustable Rate Notes (the “Notes”). As used herein, the term “Notes” includes all notes originally issued pursuant to this Agreement and any other notes issued in substitution therefor. The Notes shall be substantially in the form of Exhibit 1 hereto, with such changes therefrom, if any, as may be approved by TIAA and T-C Life. Except as otherwise defined herein, capitalized terms used in this Agreement shall have the respective meanings assigned thereto in Section 10.

2. SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions hereof, T-C Life will issue and sell, and TIAA will purchase, Notes evidencing the aggregate indebtedness of T-C Life to TIAA in respect of Advances made from time to time during the Draw Availability Period; provided, however, that at no time shall the aggregate principal amount of the Notes exceed the sum of the Committed Amount and Uncommitted Amounts, which together shall equal the Aggregate Facility Amount.

3. CLOSING; ADVANCES.

3.1. Closing. The sale and purchase of the Note to be purchased by TIAA shall occur at the offices of TIAA, 730 Third Avenue, New York, New York 10017 at 10:00 A.M., New York City time, on April 2, 2001 (the “Closing”). At the Closing (i) T-C Life will deliver to TIAA the Notes to be purchased by TIAA in the form of a single Note dated the date of the Closing and registered in TIAA’s name, in an aggregate principal amount equal to the Aggregate Facility Amount, and (ii) if T-C Life has delivered a Draw Notice as provided in Section 3.3(b), TIAA shall make the initial Advance in same day funds in the amount of and for the account of T-C Life as specified in such Draw Notice.

3.2. Advances. TIAA agrees, on the terms and conditions hereinafter set forth, to make advances from time to time on any Business Day to T-C Life (each, an “Advance”) during the period from the Closing until the Maturity Date (the “Draw Availability Period”), or during the Extended Draw Availability Period pursuant to Section 4.4(b), in an aggregate amount not to exceed at any time outstanding the Committed Amount or, at TIAA’s discretion, in an aggregate amount not to exceed at any time outstanding the Uncommitted Amounts; provided, however, that in no event shall the total amount of Advances exceed the Aggregate Facility Amount.

3.3. Procedure for Making Advances. (a) Each Advance shall be in an aggregate amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof (or if the Aggregate Facility Amount available is less than $1,000,000, such lesser amount). Within-the limits of the Aggregate Facility Amount, T-C Life may from time to time borrow, prepay pursuant to Section 5.2 and reborrow, subject to (i) the fulfillment to TIAA’s satisfaction of the conditions in Section 6.2 in the case of any Advance, and (ii) TIAA’s option to terminate its commitment pursuant to Section 4.5. Each Advance made during the Draw Availability Period (or the Extended Draw Availability Period, if applicable) shall mature and become due and payable on the Maturity Date as provided in Section 5.1 and the Notes.

(b) Each Advance shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of such advance, by T-C Life to TIAA. Each such notice (a “Draw Notice”) shall be in writing, specifying therein (i) the date of such Advance, and (ii) the aggregate amount of such Advance. If such requested amount exceeds the Committed Amount, upon receipt of the Draw Notice, TIAA shall give T-C Life notice no later than 1:00 P.M. (New York City time) on the date of such requested Advance as to whether it declines to make an Advance of Uncommitted Amounts. TIAA’s decision to make Advances of Uncommitted Amounts shall be in its sole discretion.

(c) On each funding date of a requested Advance, TIAA shall deliver in same day funds, before 4:00 P.M. (New York City time), all Advances of the Committed Amount and any Advance of Uncommitted Amounts; provided, however, in no event shall the aggregate amount of Advances made by TIAA exceed the Aggregate Facility Amount.

4. INTEREST RATE; COMMITMENT FEE.

4.1. Ordinary Interest. T-C Life shall pay interest on the unpaid principal amount of each Advance, from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal to the Federal Funds Effective Rate plus the Applicable Margin (the “Interest Rate”). Interest shall be calculated on the basis of a 360-day year of twelve 30-day months and shall be payable in arrears on the maturity of the Notes (or on the prepayment date with respect to principal amounts being prepaid pursuant to Section 5.2. Any change in the interest rate on the Notes resulting from a change in the Federal Funds Effective Rate shall become effective as of the Business Day such change becomes effective.

4.2. Default Interest. Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, T-C Life shall pay interest on the unpaid principal amount of each Advance owing to TIAA, payable on demand, at a rate equal at all times to two percent (2%) per annum above the rate required to be paid on such Advance pursuant to Section 4.1 (the “Default Rate”). As provided in the Notes, any overdue payment of principal and any overdue payment of interest shall accrued interest at the Default Rate.

4.3. Commitment Fee. T-C Life agrees to pay to TIAA a commitment fee which will accrue at the rate of 0.05% per annum (computed on the basis of a 360- day year of twelve 30-day months) on the daily amount of the undrawn Committed Amount for the period from and including the Closing Date to the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September, December, and on the Termination Date. There shall be no commitment fee for undrawn Uncommitted Amounts remaining under the facility.

4.4. Termination; Extension of Commitment. (a) TIAA’s commitment to make Advances shall terminate (the “Termination Date”) on the earliest to occur of (i) the Maturity Date, (ii) the date TIAA elects to exercise its option to terminate its commitment pursuant to Section 4.5, if the Notes become subject to prepayment in full pursuant to Section 5.2, and (iii) the date on which the Notes shall have become due and payable in accordance with Section 9.

(b) Upon the maturity of the Notes pursuant to Section 5.1, TIAA’s commitment to make Advances during the Draw Availability Period pursuant to the same terms and conditions of this Agreement shall be automatically extended for an additional 364 days from the Maturity Date (the “Extended Draw Availability Period”), unless either T-C Life or TIAA delivers a written notice to the other party, given at least 30 days prior to the Maturity Date, that it elects not “to extend TIAA’s commitment.

4.5. Option to Terminate Commitment. TIAA shall have the option, but shall not be obligated, to make further Advances during a Draw Availability Period if the Notes become subject to prepayment in full pursuant to Section 5.2. If TIAA elects to terminate its commitment to make Advances pursuant to this Section 4.5, it shall deliver a written notice to T-C Life specifying therein (i) the Termination Date, and (ii) that the commitment is being terminated pursuant to this section.

5. PAYMENT AND PREPAYMENT OF THE NOTES.

5.1. Maturity. As provide therein, the entire unpaid principal amount of the Notes shall be due and payable on the Maturity Date.

5.2. Optional Prepayments. T-C Life may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof, without premium or penalty. T-C Life shall give TIAA written notice of each optional prepayment under this Section 5.2 not less than one Business Day prior to the date fixed for such prepayment. Each such notice shall specify the prepayment date, the aggregate principal amount of the Notes to be prepaid on such date, and the accrued interest to be paid on the prepayment date with respect to such principal amount being prepaid. In the case of each prepayment of Notes pursuant to this Section 5.2, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment. In the event of any partial prepayment pursuant to this Section 5.2, the principal amount of the Notes to be prepaid shall be allocated first, among all outstanding Notes representing Uncommitted Amounts, if any, and second, among outstanding Notes representing the Committed Amount.

6. CONDITIONS.

6.1. Conditions Precedent to Closing. On or prior to the Closing, each of the following conditions is subject to the fulfillment to TIAA’s satisfaction:

(a) Authorization. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of T-C Life, and this Agreement constitutes, and upon execution and delivery the Notes will constitute, a legal, valid and binding obligation of T-C Life enforceable against T-C Life in accordance with its terms.

(b) Representation and Warranties. The representation and warranties made by T-C Life in this Agreement shall be correct when made and at the time of the Closing.

(c) Performance; No Default. T-C Life shall have performed all agreements and complied with all conditions herein contained in this Agreement required to be performed or complied with by it prior to or at the Closing and, after giving effect to the issue and sale of the Notes, no Default or Event or Default shall have occurred and be continuing.

(d) Compliance Certificates. T-C Life shall have delivered to TIAA an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 6.1(a), 6.1(b) and 6.1(c) have been fulfilled.

(e) Legality. TIAA’s purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which TIAA is subject (without recourse to any basket provision or leeway of such laws, such as Section 1405(a)(8) of the New York Insurance Law), and (ii) not subject TIAA to any tax, penalty, liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

(f) Private Placement Number. TIAA shall have received satisfactory evidence that a private placement number with respect to the Notes has been obtained from, or an application for such number shall have been made to, Standard & Poor’s Corporation’s CUSIP Service Bureau.

6.2. Conditions Precedent to each Advance. TIAA’s obligation to make an Advance to T-C Life is subject to Section 3.3(b), and to the fulfillment to TIAA’s satisfaction of the following conditions:

(a) Draw Notice. TIAA shall have received from T-C Life a Draw Notice delivered in accordance with Section 3.3(b) in respect of the Advance to occur pursuant to such notice.

(b) Issuance of the Note. The Notes to be delivered by T-C Life to TIAA pursuant to Section 3.1 shall have been so delivered.

(c) Representations and Warranties. The representations and warranties made by T-C Life in this Agreement shall be correct when made and at the time of such Advance.

(d) No Default. At the time of such Advance and after giving effect to the consummation of the transactions contemplated herein on the date of such Advance, no Default or Event of Default shall have occurred and be continuing.

7. REPRESENTATIONS AND WARRANTIES.

T-C Life represents and warrants to TIAA that:

7.1. Organization; Power and Authority. T-C Life is a corporation duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation. T-C Life has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

7.2. Authorization, etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of T-C Life, and this Agreement constitutes, and upon execution and delivery thereof the Notes will constitute, a legal, valid and binding obligation of T-C Life enforceable against T-C Life in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.3. No Default. T-C Life is not in violation of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, or in breach of any contractual restriction binding upon it, except for such violation or breach which would not have a Material Adverse Effect.

8. AFFIRMATIVE COVENANTS.

8.1. Conduct of Business; Maintenance of Existence. T-C Life will remain primarily engaged in the business it is engaged in at the time of the Closing and it will maintain its corporate existence and take all reasonable action to maintain its rights, privileges and franchises necessary or desirable in the normal conduct of its business.

8.2. Compliance with Laws. T-C Life will comply with all laws, ordinances or governmental rules and regulations to which it is subject, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to conduct its business in each case to the extent necessary to ensure that non-compliance with such laws, ordinances, rules and regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not have a Material Adverse Effect.

8.3. Payment of Obligations. T-C Life will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and adequate reserves have been provided on the books of T-C Life.

8.4. Maintenance of Properties. T-C Life will maintain and preserve all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failure to do so would not have a Material Adverse Effect.

8.5. Maintenance of Insurance. T-C Life will maintain appropriate and adequate insurance with responsible and reputable insurance companies or associations or with self-insurance programs to the extent consistent with its prudent practices or otherwise customary in its industry in such amounts and covering such risks as is customary in the industry in which it operates.

8.6. Use of Proceeds. T-C Life will use the proceeds of the Advances hereunder solely for liquidity and cash management purposes.

8.7. Inspection of Properties; Books and Records. T-C Life will permit representatives of TIAA to inspect any of T-C Life’s properties and examine and make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other conditions of T-C Life with officers and employees of T-C Life and with its independent public accountants. T-C Life will keep proper books of record and account as are necessary to prepare financial statements in accordance with statutory accounting procedures and practices prescribed or permitted by the New York Insurance Department, in which full and correct entries shall be made of all financial transactions and the assets and business of T-C Life.

8.8. Notices. T-C Life will furnish to TIAA, promptly after request therefor, such business and financial information with respect to its condition or operations, financial or otherwise. T-C Life will promptly give notice to TIAA of (i) the occurrence of any Default or Event of Default with respect to T-C Life, (ii) any litigation or proceeding affecting T-C Life in which the amount reasonably determined to be at risk could have a Material Adverse Effect, and (iii) any other development or event which could reasonably be expected to have a Material Adverse Effect on T-C Life.

9. EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or by operation of law or otherwise):

(a) T-C Life shall fail to pay any principal of any Advance when the same becomes due and payable, whether at maturity, or at a date fixed for prepayment, or by acceleration, declaration or otherwise; or T-C Life shall fail to pay any interest on any Advance when due and such failure remains unremedied for five Business Days; or

(b) T-C Life fails to pay any other amounts due hereunder, including, without limitation, any portion of the commitment fee, when and as the same become due and payable, and such have default continued for a period of five days; or

(c) Any representation or warranty made by T-C Life herein in connection with this Agreement shall prove to have been false or incorrect in any material respect when made; or

(d) T-C Life shall fail to perform or observe any term, covenant or agreement in this Agreement on its part to be performed or observed, and such failure remains unremedied for 30 days after T-C Life has knowledge of such default, through notice or otherwise; or

(e) T-C Life shall generally not pay its debts as such debts become due, admit in writing its inability to pay its debts generally, make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against T-C Life seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, or insolvency; or any proceeding shall be instituted by or against T-C Life seeking the entry of an order for relief or appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against T- C Life, such proceeding shall remain undismissed or unstayed for a period of 60 days;

then, and in any such event, (A) if an Event of Default described in paragraph (e) of this Section 9 has occurred, the obligation of TIAA to make an Advance shall automatically be terminated and the Notes, and all interest and all other amounts owing under this Agreement, shall automatically become due and payable, (B) if such event is any other Event of Default TIAA may, by written notice to T-C Life, declare its commitment to make Advances terminated and its Notes purchased hereunder, and all other amounts owing under this Agreement, to be due and payable forthwith, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by T-C Life.

10.	DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable in both the singular and plural forms of the terms defined):

“Advance” as defined in Section 3.2.

“Aggregate Facility Amount” as defined in Section 1.

“Agreement” means this Note Purchase Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Applicable Margin” means (i) for any Advance that is a Committed Amount, 0.05% per annum (or such higher amounts that reflect TIAA’s costs of funds, as evidenced by a written notice to T-C Life describing in detail the nature of such costs of funds), and (ii) for any Advance that is Uncommitted Amounts, 0.10% per annum.

“Business Day” means any day except a Saturday or Sunday or other day on which commercial banks in New York City are required or authorized to close.

“Closing” as defined in Section 3.1.

“Committed Amount” means, in respect of the Aggregate Facility Amount, the initial $30,000,000 of such facility which TIAA, subject to the terms and conditions of this Agreement, is obliged to Advance.

“Default” means any event or condition that upon notice, lapse of time or both would become an Event of Default.

“Default Rate” as defined in Section 4.2.

“Draw Availability Period” as defined in Section 3.2.

“Event of Default” as defined in Section 9.

“Extended Draw Availability Period” as defined in Section 4.4(b).

“Federal Funds Effective Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by TIAA from three Federal funds brokers of recognized standing selected by TIAA.

“Interest Rate” as defined in Section 4.1.

“Material Adverse Effect” means a material adverse effect on the business, condition (financial or otherwise) or results of operations of T-C Life, or the legality, validity or enforceability of this Agreement or the Notes.

“Maturity Date” means (i) the date 364 days from the Closing during the Draw Availability Period or, (ii) in case TIAA’s commitment to make Advances is extended pursuant to Section 4.4(b), the date which is 364 days from the Maturity Date during the Extended Draw Availability Period or, (iii) the date fixed for any prepayment pursuant to Section 5.2.

“Notes” as defined in Section 1.

“Termination Date” as defined in Section 4.4.

“Uncommitted Amounts” means, in respect of the Aggregate Facility Amount, any amount over and above the Committed Amount.

11. MISCELLANEOUS

11.1. Amendment and Waiver. This Agreement and the Notes may be amended, and observance of any term hereof or of the Notes may be waived with the written consent of T-C Life and TIAA.

11.2.Successors and Assigns. This Agreement shall be binding upon an inure to the benefit of T-C Life and its permitted successors and assigns, and to TIAA and its successors and assigns. T-C Life shall not assign or transfer any of its rights or obligations under this Agreement without the written consent of TIAA.

11.3. Severability. In case any one or more of the provisions contained in this Agreement or in any instrument contemplated hereby, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

11.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.

11.5. Governing Law. This Agreement and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

If you are in agreement with the foregoing, please sign the form of acceptance in the space provided below whereupon this Agreement shall become a binding agreement between T-C Life and TIAA.

Very truly yours,

/s/ TIAA-CREF LIFE INSURANCE COMPANY

Accepted and Agreed:

/s/ TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA